Exhibit 99.1

Wize Pharma Receives Bonus BioGroup Shares from Escrow and Additional Bonus BioGroup Shares Totaling $1.3 Million

HOD HASHARON, Israel, Jan. 4, 2021 /PRNewswire/ -- Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced that, on December 29, 2020, it has completed the transactions contemplated by the previously reported Addendum to a Share Purchase Agreement, dated November 29, 2020 (the "Addendum"), with Bonus BioGroup Ltd., a biotechnology company applying proprietary, innovative technology to supply tissue-engineered viable bone grafts, whose shares are listed on the Tel Aviv Stock Exchange (TASE: BONS.TA).

Wize and Bonus had entered into a strategic transaction in January 2020, whereby, among other things, Bonus had issued to Wize new ordinary shares of Bonus and placed additional Bonus shares in escrow together with funds invested by Wize, which shares and funds were to be released pending, among other things, an uplisting of Bonus to Nasdaq (the "Nasdaq Milestone").  According to the Addendum, Wize has agreed to amend certain provisions in the original transaction, including waiving the Nasdaq Milestone, such that the Bonus shares and funds were released from escrow to Wize and Bonus, respectively. In consideration, Wize received, among other things, 2,987,100 of additional Bonus shares that, together with the 5,682,600 Bonus shares released to Wize from escrow, are worth approximately $1.3 million, based on the US$ equivalent of the closing sale price of Bonus shares on the TASE (NIS 48.4 per Bonus share) on December 31, 2020.

"We believe the completion of the recent Bonus BioGroup share transaction is an important step that strengthens our balance sheet as we gear up for closing our previously reported transaction with Cosmos Capital. Moreover, together with the LO2A encouraging topline results reported in our Phase IV study, these transactions enable us to further enhance shareholder value," stated Noam Danenberg, CEO of Wize.

Additional Information and Where to Find It

Wize has previously filed, on November 30, 2020, a Form 8-K with the Securities and Exchange Commission (the "SEC"), which contains additional information about the Addendum.

About Wize Pharma

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (DES). Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCh and Sjögren's syndrome (Sjögren's).

Wize recently reported topline results from its Phase IV clinical trial of LO2A for the symptomatic treatment of DES in patients with Sjögren's syndrome, in which LO2A met its primary endpoint of non-inferiority vs. comparator. LO2A demonstrated clinically meaningful improvement in both the signs and symptoms of DES in patients suffering from Sjögren's. A numeric advantage was evident in both the signs and symptoms of DES for patients using LO2A vs. the comparator in the subgroup of patients with primary Sjögren's.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES, CCh and Sjögren's and in the Netherlands for the treatment of DES and Sjögren's.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that we will not consummate the transactions with Cosmos and related risks; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading "Risk Factors" included in Wize's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 30, 2020, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

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For all investor enquiries, please contact:
Or Eisenberg
Chief Financial Officer
+972-72-260-0536
or@wizepharma.com